                                                                      EXHIBIT II

                       CONTACT: Laure Kesner: 781-239-1030
                                laure@parnold.com

                   HEALTH DEVELOPMENT CORPORATION ACQUIRED BY

                    NEW YORK-BASED TOWN SPORTS INTERNATIONAL

         Owner/Operator of More Than 100 Fitness Clubs on the East Coast

                    Purchases Greater Boston's Largest Chain

WAKEFIELD, MA, July 13, 2000 - Health Development Corporation (HDC) and its Greater Boston Fitness Advantage Clubs have been acquired by Town Sports International (TSI), New York, New York. TSI now operates more than 100 fitness clubs on the East Coast, including six Boston Sports Clubs in Greater Boston, as well as New York Sports Clubs, Philadelphia Sports Clubs, and Washington Sports Clubs. In addition, TSI currently has eleven clubs under development.

         Since 1983, HDC has grown into greater Boston's leading independent provider of health and fitness. Similarly, TSI has become the premier provider of health and fitness along the East Coast.

          "The combination of HDC and TSI will bring significant benefits to our nearly 25,000 members and 750 staff," said Paul Couturier, President and CEO of HDC. When we began to talk to senior management at TSI, it was clear that we had common goals to exceed the accepted standards in health and fitness. By bringing our companies together, we can achieve the synergies necessary to reach those goals. Our combined resources and experience will enable us to move to the next level of quality fitness and expand our opportunities throughout Greater Boston and to other parts of New England."

         According to Mark Smith, CEO of TSI, "We have recognized a kindred company philosophy and vision as well as a similar culture that will be easy to integrate into the TSI network. We look forward in unison to providing an outstanding service to a vibrant and growing clientele. We have become the dominant player in the New York, New Jersey and Connecticut tri-state market with over 70 clubs and we anticipate similar success in Greater Boston."

         HDC's Fitness Advantage Clubs -- including Sky Club, Boston; The Colonial Club, Lynnfield; The Ferncroft Club, Danvers; The Framingham Club; The Franklin Club; The Lexington Club; The Wellesley Center; and The Royal Ridge Club, Nashua, NH--- will be renamed Boston Sports Clubs. Additionally, TSI will undertake a major renovation of the Rolling Green Tennis Center in Andover and anticipates opening it as a new Boston Sports Club in the late Fall. Several other club sites are under consideration. "We eventually expect to have in excess of thirty clubs in the Greater Boston market," remarked Smith.

         With over 25 years of experience, Town Sports International currently has more than 250,000 members in facilities from Washington, DC north through New England, as well as two Sports Clubs in Switzerland, one in Zurich the other in Basel.

For further information, please contact Bob Giardina, President, TSI, tel. 212-246-6700.